 Exhibit 10.1(f)

NINTH AMENDMENT TO SECOND AMENDED

AND RESTATED REVOLVING CREDIT AGREEMENT

THIS NINTH AMENDMENT TO SECOND AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (this "Amendment"), dated as of October 13, 2005, is among CAL-MAINE FOODS, INC. ("Borrower"), FIRST SOUTH FARM CREDIT, ACA ("First South"), COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., "RABOBANK NEDERLAND," NEW YORK BRANCH (who is sometimes referred to as Rabobank International), individually and as Administrative Agent for itself and the other Banks (in such capacity, the "Administrative Agent" and individually, herein "Rabobank"), and HARRIS N.A., successor in interest by merger to HARRIS TRUST AND SAVINGS BANK ("Harris" and collectively with Rabobank and First South, herein the "Banks").

RECITALS:

A. Borrower, the Administrative Agent, and the Banks have entered into that certain Second Amended and Restated Revolving Credit Agreement dated as of February 6, 2002 (such Second Amended and Restated Revolving Credit Agreement, as the same has been amended, and as the same may be further amended or otherwise modified, herein referred to as the "Revolving Credit Agreement").

B. Borrower has entered into that certain Agreement to Form a Limited Liability Company, Transfer Assets Thereto, and Purchase Units of Membership Therein dated July 28, 2005 (the "Hillandale Agreement") with Hillandale Farms of Florida, Inc. and Hillandale Farms, Inc. (together the "Hillandale Companies") and Jack E. Hazen, Jack E. Hazen, Jr., Homer E. Hunnicut, Jr., Orland R. Bethel and Dorman W. Mizell. Pursuant to the Hillandale Agreement:

1. A new Florida limited liability company has been formed by the Hillandale Companies named "Hillandale, LLC" (herein "New Co");

2. Each of the Hillandale Companies have contributed certain assets and liabilities identified in the Hillandale Agreement to New Co in return for the issuance of membership interests in New Co (the "Contribution");

3. The Borrower has acquired from the Hillandale Companies fifty one percent of the membership interest issued by New Co for cash (the "Initial Equity Acquisition") and has agreed pursuant to the Hillandale Agreement to acquire the remaining forty nine percent of the membership interest issued by New Co over a period of four years; and

4. Prior to the Initial Equity Acquisition, the Borrower owned approximately forty four percent of American Egg Products LLC and the Hillandale Companies owned approximately twenty seven percent of American Egg Products LLC. As a result of the Initial Equity Acquisition, American Egg Products LLC has become a "Subsidiary" of the Borrower (the transaction described in clauses 1., 2., 3 and 4., herein the "Hillandale Transactions").

C. As of the date of this Amendment, the Borrower has repaid in full the amounts outstanding under the Harris Term Agreement.

D. As a result of the Hillandale Transactions, the Borrower and the Guarantors have requested that the Revolving Credit Agreement be amended and the Administrative Agent and the Banks have agreed to amend the Revolving Credit Agreement on the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows effective as of the date hereof:

Definitions

Definitions. Capitalized terms used in this Amendment, to the extent not otherwise defined herein, shall have the same meanings as in the Revolving Credit Agreement.

Amendments

Amendment to Paragraphs (h), (k), (l) and (m) of Section 4.01- Representations and Warranties of the Borrower. Paragraphs (h), (l) and (m) of Section 4.01 of the Revolving Credit Agreement are amended in their respective entireties to read as follows:

(h) The Guarantors are the only Subsidiaries of, and are wholly-owned by, the Borrower except: (i) CM Partnership whose 99% limited partnership interest is owned by Cal-Maine Farms, Inc. and whose 1% general partnership is owned by Borrower; (ii) CMF of Kansas whose is owned 99% by Borrower and 1% by Cal-Maine Farms, Inc.; (iii) as of October 13, 2005, Borrower owns 51% of Hillandale, LLC and Hillandale, LLC is not a Guarantor and (iv) as of October 13, 2005, Borrower owns approximately 71% of American Egg Products LLC and American Egg Products LLC is not a Guarantor.

(k) As of October 13, 2005, neither Borrower nor any Pledgor maintains any commodity futures margin accounts.

(l) The present fair salable value of the Assets of the Borrower and each Pledgor is greater than the amount that will be required to pay its probable liability for its existing Debts as they become absolute and matured. For the purposes of this clause (l), "Assets" means any property of the party in question not exempt from liability for its Debts, and "Debts" means any legal liability, including the liability under the Loan Documents, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent. Neither the Borrower nor any Pledgor intends to, or believes that it will, incur Debts beyond its ability to pay as they mature.

(m) Neither the Borrower nor any Pledgor is "insolvent" (as defined in 11 U.S.C. 101(32)). Neither the Borrower nor any Pledgor is engaged, nor does it intend to engage, in any business or transaction for which its property, excluding an amount equal to the Obligations, is an unreasonably small capital. Neither the Borrower nor any Pledgor intends through the transactions contemplated by the Loan Documents to hinder, delay, or defraud either present or future creditors.

Amendment to Paragraph (k) of Section 5.01 - Affirmative Covenants. Paragraph (k) of Section 5.01 of the Revolving Credit Agreement is amended to add the following to the definition of the term "Operating Cash Flow":

For purposes of this definition of Operating Cash Flow and the definition of the term "EBITDA" (which is set out in the definition of the term "Debt to EBITDA Ratio"), net income of Borrower and the Subsidiaries shall be calculated to exclude minority interests in Subsidiary earnings and the income of any Subsidiary to the extent the payment of such income in the form of a distribution or repayment of any Debt to the Borrower or a Subsidiary is not permitted, whether on account of any charter or by-law restriction, any agreement, instrument, deed or lease or any law, statute, judgment, decree or governmental order, rule or regulation applicable to such Subsidiary.

Amendment to Paragraphs (a), (b) and (c) of Section 5.02 -Negative Covenants. Paragraphs (a), (b) and (c) of Section 5.02 of the Revolving Credit Agreement are amended in their respective entireties to read as follows:

Guaranteed Indebtedness. Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Contingent Liabilities in respect of any Debt of any other Person except: (i) pursuant to the Amended Guaranty Agreement; (ii) by reason of endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; (iii) for a guaranty executed by Borrower guaranteeing the Debt of Delta Egg Farm LLC, provided the liability under such guaranty does not exceed $10,800,000 in the aggregate at any time, (iv) for a guaranty executed by the Borrower guaranteeing the obligations for borrowed money of Hillandale, LLC, provided the liability under such guaranty does not exceed at any time the aggregate principal amount of $2,000,000 and (v) for the obligations of the Borrower as a guarantor or a co-borrower in respect of the Hillandale Term Loan.

Dividends, etc. Declare or pay any dividends, purchase, or otherwise acquire for value any of its capital stock now or hereafter outstanding, or make any distribution of assets to its stockholders as such, or permit any of its Subsidiaries to purchase or otherwise acquire for value any stock of the Borrower; provided that the Borrower may:

as long as no Event of Default nor any event that with the giving of notice or lapse of time or both would be an Event of Default exists or would result, declare and pay quarterly dividends on its common stock in an aggregate amount not to exceed $500,000 per calendar quarter; and

repurchase shares of its common stock as long as: (A) no Event of Default nor any event that with the giving of notice or lapse of time or both would be an Event of Default exists or would result and (B) the aggregate amount paid in any Fiscal Year to repurchase such shares shall not exceed $500,000.

Capital Expenditures. Make, nor will it permit any Subsidiary to make, any expenditures for fixed or capital assets (but excluding, to the extent included, the expenditures for rolling stock and expenditures made to acquire the membership interest in Hillandale, LLC) which would cause the aggregate of all such expenditures made by the Borrower and its Subsidiaries in any period of four (4) consecutive Fiscal Quarters to exceed the consolidated depreciation of the Borrower and the Subsidiaries for such period.

Amendment to Paragraph (e) of Section 5.02- Mergers, ect. Clauses (i) and (ii) of Paragraph (e) of Section 5.02 of the Revolving Credit Agreement are amended in their respective entireties to read as follows:

(i) any Subsidiary may merge or consolidate with any Guarantor and any Subsidiary may transfer assets to any Guarantor; (ii) the Borrower or any Guarantor may acquire all or substantially all of the assets of or the securities or other ownership interests issued by any party engaged in the production and distribution of eggs; provided that upon or within thirty days of the acquisition of all the securities or other ownership interests issued by such a party or, if the Borrower establishes a Subsidiary to acquire all or substantially all the assets of such a party, within thirty days of such asset acquisition, the Borrower shall cause such party (in the case of the acquisition of ownership interests) or, if applicable, such new Subsidiary to execute and deliver a Subsidiary Joinder Agreement and such other documentation as the Administrative Agent may request to cause such Subsidiary to evidence, perfect, or otherwise implement the guaranty and pledge of collateral contemplated by the Amended Guaranty Agreement and Consolidated Security Agreement (except that neither Hillandale, LLC nor American Egg Products LLC shall be required to execute and deliver a Subsidiary Joinder Agreement or otherwise implement the guaranty and pledge of collateral contemplated by the Amended Guaranty Agreement and Consolidated Security Agreement under the terms of this proviso) ; and

Additions to Section 5.02 - Negative Covenants . The following Paragraphs are added to Section 5.02 of the Revolving Credit Agreement to read as follows:

(i) Investments in Non-Guarantor Subsidiaries. Make or permit to remain outstanding any advance, loan, extension of credit, or capital contribution to or investment in Hillandale, LLC or American Egg Products LLC or any affiliate thereof, or purchase or own any equity interests, notes, debentures, or other securities issued by Hillandale, LLC or American Egg Products LLC (each of the foregoing, an "Investment"), except:

(i) the Borrower may acquire 100% of the membership interests in Hillandale, LLC pursuant to the terms of that certain Agreement to Form a Limited Liability Company, Transfer Assets Thereto, and Purchase Units of Membership Therein dated July 28, 2005 (the "Hillandale Agreement") among Borrower, Hillandale Farms of Florida, Inc. and Hillandale Farms, Inc. and Jack E. Hazen, Jack E. Hazen, Jr., Homer E. Hunnicut, Jr., Orland R. Bethel and Dorman W. Mizellas (as the same exists as of October 13, 2005 without giving effect to any amendment or other modification thereof after October 13, 2005 unless modified with the consent of the Banks);

(ii) advances, loans and extensions of credit to Hillandale, LLC as long as: (A) no Event of Default exists or would result therefrom; (B) the aggregate outstanding principal amount of all such advances, loans and extensions of credit shall never exceed $10,000,000 at any time; and (C) Hillandale, LLC's obligations to repay such advances, loans and extensions of credit shall be evidenced by a promissory note in form and substance acceptable to the Administrative Agent which shall be delivered to the Agent, endorsed payable to the order of the Agent and pledged to the Agent (for the benefit of the Banks) to secure the Obligations; and

(iii) the Borrower may acquire and own the membership interests in American Egg Products LLC that it owns on October 13, 2005 after giving effect to the acquisition of 51% of the membership interests in Hillandale, LLC; and

(iv) advances, loans and extensions of credit to American Egg Products LLC as long as: (A) no Event of Default exists or would result therefrom; and (B) the aggregate outstanding principal amount of all such advances, loans and extensions of credit shall never exceed $2,000,000 at any time.

(j) Indebtedness of Hillandale, LLC. Permit Hillandale, LLC to create, incur, assume or suffer to exist, any Debt except: (i) Debt for borrowed money owed to the Borrower and incurred under the permissions of clause (ii) of paragraph (i) of Section 5.02; (ii) the obligations of Hillandale, LLC as a guarantor or co-borrower in respect of the Hillandale Term Loan; (iii) Debt for borrowed money or incurred under capital leases as long as the aggregate outstanding principal amount of the Debt incurred under the permissions of this clause (iii) shall never exceed $2,000,000; and (iv) the following Debt outstanding as of October 13, 2005:

Payee	Principal Amount
Farm Credit	$3,000,524
Columbia Grain	$2,000,000
Mercantile	$688,802
Jack Methvin	$100,000
Jo Ward	$309,367

(k) Indebtedness of American Egg Products LLC. Permit American Egg Products LLC to create, incur, assume or suffer to exist, any Debt except: (i) Debt for borrowed money owed to the Borrower and incurred under the permissions of clause (iv) of paragraph (i) of Section 5.02; (ii) Debt owed to Ford Motor Credit Company in an amount equal to $6,000 incurred to finance the purchase of an automobile; and (iii) other Debt for borrowed money or incurred under capital leases as long as the aggregate outstanding principal amount of the Debt incurred under the permissions of this clause (ii) shall never exceed $100,000.

(l) Liens of Hillandale, LLC. Permit Hillandale, LLC to incur, create, assume, or permit to exist any Lien upon any of its property, assets, or revenues, whether now owned or hereafter acquired, except: (i) Liens granted to the Administrative Agent to secure the Obligations; (ii) Liens on real estate and the improvements, equipment and fixtures located thereon and the other assets specifically related thereto securing the Hillandale Term Loan; (iii) Lien on equipment and other assets specifically related thereto securing the Debt permitted by clauses (iii) and (iv) of paragraph (j) of Section 5.02; (iv) Encumbrances consisting of minor easements, zoning restrictions, or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of Parent or the Subsidiaries to use such assets in their respective businesses, and none of which is violated in any material respect by existing or proposed structures or land use; (v) Liens (other than Liens relating to environmental liabilities or ERISA) for taxes, assessments, or other governmental charges that are not delinquent or which are being contested in good faith and for which adequate reserves have been established; (vi) Liens of mechanics, materialmen, warehousemen, carriers, landlords, or other similar statutory Liens securing obligations that are not yet due and are incurred in the ordinary course of business or which are being contested in good faith and for which adequate reserves have been established; and (vii) Liens resulting from good faith deposits to secure payments of workmen's compensation or other social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, and contracts (other than for payment of Debt).

(m) Liens of American Egg Products LLC. Permit American Egg Products LLC to incur, create, assume, or permit to exist any Lien upon any of its property, assets, or revenues, whether now owned or hereafter acquired, except: (i) Liens on equipment and other assets specifically related thereto securing the Debt permitted by clauses (ii) and (iii) of paragraph (k) of Section 5.02; (ii) Encumbrances consisting of minor easements, zoning restrictions, or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of Parent or the Subsidiaries to use such assets in their respective businesses, and none of which is violated in any material respect by existing or proposed structures or land use; (iii) Liens (other than Liens relating to environmental liabilities or ERISA) for taxes, assessments, or other governmental charges that are not delinquent or which are being contested in good faith and for which adequate reserves have been established; (iv) Liens of mechanics, materialmen, warehousemen, carriers, landlords, or other similar statutory Liens securing obligations that are not yet due and are incurred in the ordinary course of business or which are being contested in good faith and for which adequate reserves have been established; and (v) Liens resulting from good faith deposits to secure payments of workmen's compensation or other social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, and contracts (other than for payment of Debt).

(n) Liens of Borrower. Incur, create, assume, or permit to exist any Lien upon any right, title or interest it has in or to the following assets: (i) any membership or other equity interest it owns in Hillandale, LLC or American Egg Products LLC, (ii) any loan, advance or other extensions of credit it has made to Hillandale, LLC or to American Egg Products LLC and (iii) the proceeds of the property described in the foregoing clauses (i) and (ii) and all other property rights and general intangibles relating to the property described in the foregoing clauses (i) and (ii).

(o) Limitation on Restrictions on Subsidiaries. Create or otherwise cause or suffer to exist or become effective, nor permit any Subsidiary to create or otherwise cause or suffer to exist or become effective, any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to: (1) pay dividends or make any other distribution on any of such Subsidiary's equity interests owned by the Borrower or any Subsidiary; (2) pay any Debt owed to the Borrower or any other Subsidiary; (3) make loans or advances to the Borrower or any other Subsidiary; or (4) transfer any of its property or assets to the Borrower Parent or any other Subsidiary.

(p) Affiliate Transactions. Enter into any transaction (including, without limitation, the purchase, sale, or exchange of property or the rendering of any service) with any Affiliate (including any Non-Guarantor Subsidiary) of the Borrower or any Subsidiary and will not permit any Guarantor to enter into any such transaction with any such Affiliate, except, in each case in the ordinary course of and pursuant to the reasonable requirements of Borrower's or such Guarantor's business and upon fair and reasonable terms no less favorable to Borrower or such Guarantor than would be obtained in a comparable arms-length transaction with a Person not an Affiliate of Borrower or such Guarantor.

Amendment to Existing Definitions in Section 7.01 - Definitions and Accounting Terms. The definition of the following terms set forth in Section 7.01 of the Revolving Credit Agreement are amended in their respective entireties to read as follows:

"Eligible Egg and Egg Product Inventory" means all eggs and egg products of Borrower and the other Pledgors including shell eggs (both processed and unprocessed), liquid, dried and frozen eggs, and all ingredients used in egg products, such as salt, sugar and syrup, and all packing and other supplies used in the production of eggs and processing of shell eggs, in which Agent has a perfected first priority security interest.

"Eligible Feed Inventory" means all feed of Borrower and the other Pledgors, including shelled corn and other feed grains, soybean meal, feed additives and chemicals used in the manufacture of feed, and processed "finished" feed, in which Agent has a perfected first priority security interest. Eligible Feed Inventory shall not include any silage.

"Eligible Livestock" means all grazing cattle on pasture and cattle of Borrower and the other Pledgors in a feedlot and all dairy cattle of Borrower and the other Pledgors of whatsoever age, in which Agent has a perfected first priority security interest

"Eligible Poultry Inventory" means all live poultry and chickens of Borrower and the other Pledgors, including broilers, pullets, layers, breeders and recycles, in which Administrative Agent has a perfected first priority security interest.

"Eligible Receivable" means the indebtedness arising out of a sale of goods or the performance of services by the Borrower or another Pledgor to a third party in the ordinary course of business (i.e., not including any non-trade accounts receivable or those accounts receivable that do not otherwise arise from goods sold or services performed in the ordinary course of business) in which Agent has a perfected first priority security interest, and may include the right to payment of any interest or finance charges and other obligations of such third party with respect thereto:

(i) which is required to be paid in full within 60 days of the original billing date therefor;

(ii) as to which any payment, or part thereof, does not remain unpaid for more than 60 days from the original due date for such payment and which would, in the ordinary course of business of the Borrower or a Pledgor, not be written off as uncollectible;

(iii) which is an account receivable representing all or part of the sales price of goods or services;

(iv) which is an "account" within the meaning of the UCC of the State of New York;

(v) which is denominated and payable only in United States dollars in the United States; and

(vi) which complies, on and after the 30th day following notice by any Bank to the Borrower of any other criteria or requirements, with such other criteria and requirements as any Bank shall have specified in such notice.

"Guarantors" means each of Cal-Maine Farms, Inc., a Delaware corporation, CM Partnership, CMF of Kansas, South Texas Applicators, Inc., Southern Equipment Distributors, Inc., and each Subsidiary that hereafter executes and delivers a Subsidiary Joinder Agreement, and any reference to either or both Guarantors in any Loan Documents shall mean a reference to any or all of the Guarantors, as applicable. The term "Guarantor" shall not include Hillandale, LLC nor American Egg Products LLC.

"Loan Documents" means this Agreement (as it may be amended or otherwise modified from time to time), the Notes, the Amended Guaranty Agreement, the Consolidated Security Agreement, the Hillandale Security Agreement, the Borrower Pledge Agreement, the Intercreditor Agreement, and all other certificates and documents delivered by the Borrower or any of its Subsidiaries hereunder or under the terms of any of the foregoing documents.

"Revolving Credit Commitment" means, as to each Bank, the obligation of such Bank to make the Advances to be made pursuant to Section 1.01 in a principal amount not exceeding Twenty-Two Million Eight Hundred Fifty Seven Thousand One Hundred Forty Two and 86/100 Dollars ($22,857,142.86) with respect to Rabobank, a principal amount not exceeding Eleven Million Four Hundred Twenty Eight Thousand Five Hundred Seventy One and 43/100 Dollars ($11,428,571.43) with respect to Harris and a principal amount not exceeding Five Million Seven Hundred Fourteen Thousand Two Hundred Eighty Five and 71/100 Dollars ($5,714,285.71) respect to First South, as the same may be reduced or terminated pursuant to Section 1.04 or Section 6.02.

"Termination Date" means December 31, 2007 or the date of the earlier termination in whole of the Revolving Credit Commitment pursuant to Sections 1.04 or 6.02.

Addition of New Definitions in Section 7.01 - Definitions and Accounting Terms. The following definitions are hereby added to Section 7.01 of the Revolving Credit Agreement:

"Affiliate" means, as to any party, any other party: (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such party; (b) that directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting equity of such party; or (c) five percent (5%) or more of the voting equity of which is directly or indirectly beneficially owned or held by the party in question. The term "control" means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a party, whether through the ownership of voting securities, by contract, or otherwise; provided, however, in no event shall Administrative Agent, Agent or any Bank be deemed an Affiliate of the Borrower or any Subsidiaries.

"Borrower Pledge Agreement" means that certain Pledge Agreement dated as of October 13, 2005 between the Borrower and the Agent for the benefit of the Banks and all amendments, supplements and other modifications thereto.

"Hillandale Security Agreement" means that certain Security Agreement dated as of October 13, 2005 between Hillandale, LLC and the Agent for the benefit of the Banks and all amendments, supplements and other modifications thereto.

"Hillandale Term Loan" means a term loan originally extended in 2005 in an original principal amount not to exceed $28,000,000 secured by real property owned by Hillandale, LLC and the improvements, fixtures and equipment located thereon and related thereto and certain other assets specifically related thereto, the proceeds of which were or are to be used to refinance the then existing Debt of Hillandale, LLC.

"Lien" means any lien, mortgage, security interest, tax lien, financing statement, pledge, charge, hypothecation, assignment, preference, priority, or other encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of law, or otherwise.

"Pledgors" means Borrower, the Guarantors and Hillandale, LLC.

Amendment to Exhibit - Compliance Certificate. Exhibit C to the Revolving Credit Agreement is amended in its entirety to read as set forth on Exhibit A hereto.

Conditions Precedent

Conditions. The effectiveness of Article II of this Amendment is subject to the satisfaction of the following conditions precedent:

The Administrative Agent shall have received a fully executed complete copy of the Hillandale Agreement (including all schedules and exhibits thereto) together with copies of all bills of sale, assignments, UCC, Tax and Judgment Lien searches, legal opinions, closing certificates and other documentation delivered in connection therewith (collectively the "Hillandale Documents") excluding however, the real property deeds and title insurance documents and the environmental reports;

The Administrative Agent shall have received the Borrower Pledge Agreement in substantially the form of Exhibit B hereto executed by the Borrower and such other documentation as the Administrative Agent may request to cause the Borrower to evidence, perfect, or otherwise implement the pledge of collateral contemplated by the Borrower Pledge Agreement;

The Administrative Agent shall have received the Hillandale Security Agreement in substantially the form of Exhibit C hereto executed by Hillandale, LLC and such other documentation as the Administrative Agent may request to cause Hillandale, LLC to evidence, perfect, or otherwise implement the pledge of collateral contemplated by the Hillandale Security Agreement;

The Administrative Agent shall have received the First Amendment to Third Amended and Restated Intercreditor Agreement in substantially the form attached hereto as Exhibit D executed by all the parties thereto;

The Administrative Agent shall have received the promissory note executed by Hillandale, LLC and payable to the order of the Borrower in substantially the form attached hereto as Exhibit E and endorsed by the Borrower payable to the order of the Agent;

The Administrative Agent shall have received a Note for each of the Banks in the amount of its Revolving Credit Commitment after giving effect to this Amendment;

The Administrative Agent shall have received such evidence of the existence and good standing of the Borrower and the other Pledgors (including, without limitation, Hillandale, LLC) and of their authority to execute, deliver and perform this Amendment, the other Loan Documents and Hillandale Documents to which each is a party as the Administrative Agent may require, each dated (unless otherwise indicated) the date of this Amendment, in form and substance satisfactory to the Administrative Agent;

The Administrative Agent shall have received an opinion of counsel to the Borrower and the other Pledgors in form and substance acceptable to the Administrative Agent;

Each Bank shall have received its pro rata portion (calculated based on the Revolving Credit Commitments) of an upfront fee paid by the Borrower which aggregates for all Banks to an amount equal to $100,000;

The Administrative Agent shall have received evidence that the lenders under the Note Agreement shall have agreed that neither Hillandale, LLC nor American Egg Products LLC are required to be added as guarantors under the terms of the Note Agreement, which evidence shall include an amendment to or waiver of Section 2.9 of the Note Agreement;

The Administrative Agent shall have received such additional documentation and information as it or its legal counsel may request;

The representations and warranties contained herein and in all other Loan Documents, as amended hereby, and in the Hillandale Documents shall be true and correct as of the date hereof as if made on the date hereof, except for such representations and warranties limited by their terms to a specific date;

No Event of Default nor any event or condition that with the giving of notice or lapse of time or both would be such an Event of Default shall exist or will result from the Hillandale Transactions; and

All proceedings taken in connection with the transactions contemplated by this Amendment and the Hillandale Documents and all documentation and other legal matters incident thereto shall be satisfactory to the Administrative Agent and its legal counsel.

Ratifications, Representations and Warranties

Ratifications. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Revolving Credit Agreement and except as expressly modified and superseded by this Amendment, the terms and provisions of the Loan Documents (including all amendments thereto which include, without limitation, that certain First Amendment and Waiver to Second Amended and Restated Revolving Credit Agreement dated October 14, 2002, that certain Second Amendment to Second Amended and Restated Revolving Credit Agreement dated January 31, 2003, that certain Third Amendment to Second Amended and Restated Revolving Credit Agreement dated September 12, 2003, that certain Fourth Amendment to Second Amended and Restated Revolving Credit Agreement dated December 1, 2003, that certain Fifth Amendment to Second Amended and Restated Revolving Credit Agreement dated March 31, 2004, that certain Sixth Amendment to Second Amended and Restated Revolving Credit Agreement dated April 14, 2004, that certain Seventh Amendment to Second Amended and Restated Revolving Credit Agreement dated August 6, 2004 and that certain Eight Amendment to Second Amended and Restated Revolving Credit Agreement dated March 15, 2004 (collectively, the "Previous Amendments")) are ratified and confirmed and shall continue in full force and effect. The liens, security interests, and assignments created and evidenced by the Loan Documents are valid and existing liens, security interests, and assignments of the respective priority recited in the Loan Documents. Each of the parties hereto agrees that: (i) the Loan Documents, as amended hereby and by the Previous Amendments, shall continue to be legal, valid, binding, and enforceable in accordance with their respective terms and (ii) this Amendment is a Loan Document as such term is defined in and used in the Revolving Credit Agreement and the other Loan Documents.

Representations and Warranties. To induce the Administrative Agent and the Banks to modify the Revolving Credit Agreement as herein set forth, Borrower and each Guarantor represents and warrants to the Administrative Agent and the Banks that:

The representations and warranties of Borrower and each Guarantor contained in the Loan Documents, as amended hereby, are true and correct on and as of the date hereof as though made on and as of the date hereof, except for such representations and warranties limited by their terms to a specific date;

No Event of Default has occurred and is continuing or will occur as a result of the Hillandale Transactions and no event or condition has occurred (or will occur as a result of the Hillandale Transaction) that with the giving of notice or lapse of time or both would be an Event of Default, and the Borrower and each Guarantor is in full compliance with all covenants and agreements binding on them contained in the Loan Documents, as amended hereby;

No default nor any event of default has occurred and is continuing or will occur as a result of the Hillandale Transactions under the terms of the Note Agreement and no event or condition has occurred (or will occur as a result of the Hillandale Transaction) that with the giving of notice or lapse of time or both would be such a default or event of default, and the Borrower and each Guarantor is in full compliance with all covenants and agreements binding on them contained in the Note Agreement;

All Hillandale Documents are in full force and effect, no material term or condition thereof has been amended, modified or waived, the Contribution and Initial Equity Acquisition has occurred, the Hillandale Transactions are permitted by the terms of the Note Agreement and each party to the Hillandale Documents has performed all material obligations required thereby as of the date hereof; and

AS OF THE DATE OF ITS EXECUTION OF THIS AMENDMENT THERE ARE NO CLAIMS, RIGHTS OF RECOUPMENT OR OFFSETS AGAINST OR DEFENSES OR COUNTERCLAIMS TO ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS AND IN ACCORDANCE THEREWITH IT WAIVES ANY AND ALL SUCH CLAIMS, OFFSETS, DEFENSES, RIGHTS OF RECOUPMENT OR COUNTERCLAIMS, WHETHER KNOWN OR UNKNOWN, ARISING PRIOR TO THE DATE OF ITS EXECUTION OF THIS AMENDMENT.

Miscellaneous

Survival of Representations and Warranties. All representations and warranties made in this Amendment shall survive the execution and delivery of this Amendment, and no investigation by the Administrative Agent or any Bank or any closing shall affect the representations and warranties or the right of the Administrative Agent and each Bank to rely upon them.

Reference to Revolving Credit Agreement. Each of the Loan Documents are hereby amended so that any reference in such Loan Documents to the Revolving Credit Agreement shall mean a reference to the Revolving Credit Agreement, as amended hereby.

Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

Applicable Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Successors and Assigns. This Amendment is binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, except neither Borrower nor any Guarantor may assign or transfer any of its rights or obligations hereunder without the prior written consent of the Banks.

Counterparts. This Amendment may be executed in one or more counterparts and on telecopy counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same agreement.

Effect of Waiver. No consent or waiver, express or implied, by the Administrative Agent or any Bank to or for any breach of or deviation from any covenant, condition, or duty by Borrower or any Guarantor shall be deemed a consent or waiver to or of any other breach of the same or any other covenant, condition, or duty.

Headings. The headings, captions, and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

Entire Agreement. THIS AMENDMENT EMBODIES THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDES ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER OF THIS AMENDMENT, AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO.

Executed as of the date first written above.

CAL-MAINE FOODS, INC.

By:
Timothy Dawson, Vice President and Chief Financial Officer

COÖPERATIEVE CENTRALE
RAIFFEISEN-BOERENLEENBANK B.A.
"RABOBANK NEDERLAND," NEW YORK BRANCH (sometimes referred to as Rabobank International), as the Administrative Agent and a Bank

By:
Richard J. Beard, Executive Director

By:
Brett Delfino, Executive Director

FIRST SOUTH FARM CREDIT, ACA

By:
J. Andrew Mangialardi, Vice President

Harris N.A. (successor in interest by merger to Harris Trust and Savings Bank)

By:
David J. Bechstein, Vice President

GUARANTOR CONSENT

Each Guarantor: (i) consents and agrees to this Ninth Amendment to Second Amended and Restated Revolving Credit Agreement; (ii) agrees that the Intercreditor Agreement, the Amended Guaranty Agreement and the Consolidated Security Agreement to which it is a party shall remain in full force and effect and shall continue to be the legal, valid, and binding obligation of such Guarantor enforceable against it in accordance with its terms; and (iii) agrees and acknowledges that the obligations, indebtedness and liability secured or guaranteed by the Amended Guaranty Agreement and the Consolidated Security Agreement to which it is a party include the "Obligations" as defined in the Second Amended and Restated Revolving Credit Agreement, as amended by this Amendment.

GUARANTORS
CAL-MAINE FARMS, INC.
SOUTHERN EQUIPMENT DISTRIBUTORS, INC.
SOUTH TEXAS APPLICATORS, INC.

By:
Timothy Dawson, Vice President and Chief Financial Officer of each of the foregoing companies

CAL-MAINE PARTNERSHIP, LTD.

By:	Cal-Maine Foods, Inc.,
its general partner

By: _________________________________________________
Timothy Dawson, Vice President and Chief Financial Officer

CMF OF KANSAS - LLC

By:	Cal-Maine Foods, Inc.
its managing member

By: _______________________________________________
Timothy Dawson, Vice President and Chief Financial Officer